Rise Gold Appoints Joseph Mullin as President and CEO

September 25, 2023 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company" or "Rise Gold") is pleased to report that Mr. Joseph Mullin has been appointed as President and CEO of Rise Gold and President of the Company's wholly owned operating subsidiary, Rise Grass Valley Inc.

Mr. Mullin's considerable experience with financial markets will guide the Company to achieve its objectives as it nears the conclusion of the Vested Right hearing on October 27th and moves into a new phase of permitting, exploration, and project development.

Mr. Mullin has over 25 years of experience in corporate finance, private equity, restructuring, and early-stage mineral exploration. He was previously the President of Virginia Energy Resources Inc. and led its sale to Consolidated Uranium Inc. Prior to that Mr. Mullin was the CEO of QuestEx Gold & Copper Ltd. for two and a half years leading up to its sale to Skeena Resources Ltd. He began his career as a Financial Analyst at Goldman Sachs, and subsequently worked at Invesco Ltd. and Millennium Global Investments Ltd. Mr. Mullin is the Managing Member of Mount Arvon Partners LLC, and is currently an Independent Director of FireFox Gold Corp. and Pure Energy Minerals Ltd.  Mr. Mullin has been involved in metals and mining in the U.S., Canada, Brazil, and Europe. Mr. Mullin holds an A.B. from Harvard University.  "We are excited that Joe has agreed to join Rise Gold Corp. as its President and CEO at this important time in its history," said Dan Oliver, Director of the Company.

Mr. Ben Mossman will continue in his position as Director and will also serve as an advisor to provide his substantial accumulated technical knowledge of the project and the EIR to help with the management during a transition period. The Board of Directors would like to thank Ben for his dedication and commitment to the Company over the past six years.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin
President and CEO
Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP
Suite 215, 333 Crown Point Circle
Grass Valley, CA 95945
T: 530.433.0188 info@risegoldcorp.com
www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.